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                            September 21, 2021

       John C. Corbett
       Chief Executive Officer
       SouthState Corporation
       1101 First Street South, Suite 202
       Winter Haven, FL 33880

                                                        Re: SouthState
Corporation
                                                            Registration
Statement on Form S-4
                                                            Filed September 15,
2021
                                                            File No. 333-259561

       Dear Mr. Corbett:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Julia
Griffith at 202-551-3267 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance